Exhibit 12.3
TREESOURCE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF REGISTRANT'S NET INCOME (LOSS)
TO AVERAGE STOCKHOLDERS' EQUITY (DEFICIT)
(In Thousands, Except Ratios)




                                                               YEAR ENDED APRIL 30,
                                        ------------------------------------------------------------------

                                           1999          1998          1997          1996          1995
                                        ----------    ----------    ----------    ----------    ----------
NET INCOME (LOSS)                       $ (10,246)    $ (12,150)    $   8,970     $  (6,044)    $   3,700

                                        ==========    ==========    ==========    ==========    ==========

AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                    $   4,093     $  18,434     $  11,686     $  20,076     $  18,512
 End of period                             (7,816)        4,093        18,434        11,686        20,076

   Average                              $  (1,862)    $  11,264     $  15,060     $  15,881     $  19,294

                                        ==========    ==========    ==========    ==========    ==========

RATIO OF NET INCOME (LOSS) TO
 AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT)                           550.4%       (107.9)%        59.6%        (38.1)%        19.2
